BERNARD & YAM, LLP

140-75 Ash Avenue, Suite 2D

Flushing, NY 11355

Phone: 212-219-7783

Facsimile: 212-219-3604

August 26, 2022

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C.   20549

Ladies and Gentlemen:

                We have acted as counsel to Vivic Corp.,  a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 10,000,000 shares of common stock of the Company, par value $0.001 per share (“Shares”) that may be sold from time to time by the Company.  In addition, the Registration Statement registers the resale of an aggregate of 10,986,204 Shares (the “Resale Shares”) by selling shareholders.

                We have examined the Registration Statement and a form of the Articles of Incorporation (the “Articles”). We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

                In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing and in reliance thereon, it is our opinion that the Offering Shares of the Company are duly authorized and will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement, be legally issued, fully paid and non-assessable. In addition, it is our opinion that the Resale Shares have been duly authorized and are duly and validly issued, fully paid and non-assessable Shares of the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bernard & Yam, LLP

Bernard & Yam, LLP